Exhibit 10.1

MANAGING DIRECTOR AGREEMENT

This MANAGING DIRECTOR AGREEMENT (this “Agreement”) is made, as of July     , 2007, by and between OZ Management LP, a Delaware limited partnership (“OZM”), and                      (the “Managing Director”). This Agreement shall become effective and operative upon the closing date (the “Effective Date”) of the initial public offering of Och-Ziff Capital Management Group LLC, a Delaware limited liability company and the indirect parent company of OZM (the “Company”), made pursuant to the registration statement on Form S-1 (File No. 333-144256) filed by the Company with the Securities and Exchange Commission on July 2, 2007 (the “IPO”). Prior to the Effective Date, the Principal Agreement between the Managing Director and OZM, dated as of [                    ] as amended and in effect from time to time (the “Principal Agreement”), shall continue to govern the relationship between the parties. On the Effective Date, the Principal Agreement shall automatically terminate with immediate effect and without the need for notice by either party and be of no further force or effect and, for the avoidance of doubt, but not by way of limitation, no further payment or benefit whatsoever shall be due or payable to the Managing Director under the terms of the Principal Agreement, and this Agreement shall supersede and replace the Principal Agreement and any oral or other written agreements between the parties governing the subject matter of this Agreement (other than any confidentiality agreement executed by the Managing Director, which shall continue in full force and effect); notwithstanding the foregoing, solely with respect to any portion of the Vesting Amount of the Annual Compensation (as those terms are defined in the Principal Agreement) awarded under the Principal Agreement that remains unpaid as of the Effective Date, the Principal Agreement shall continue to govern, and the Managing Director’s entitlement to and payment of such Vesting Amount shall be determined in accordance with the terms of the Principal Agreement. If the IPO has not been consummated on or prior to December 31, 2007, this Agreement shall automatically terminate and shall not become operative at any time.

1. Title; Reporting; Key Responsibilities; At-Will Employment.

(a) The Managing Director will be employed as a managing director of OZM. The Managing Director shall provide services to OZM for its benefit, or for the benefit of, OZ Advisors LP, a Delaware limited partnership and affiliate of OZM (“OZA”), and OZ Advisors II LP, a Delaware limited partnership and affiliate of OZM (“OZA2” and, together with OZM and OZA, the “Och-Ziff Operating Group”), as directed by OZM. For so long as he or she is a managing director, the business of the Och-Ziff Operating Group will be the Managing Director’s sole occupation, and the Managing Director agrees to devote substantially all of his or her business time, skill, energies and attention to the Och-Ziff Operating Group in a diligent manner.

(b) The Managing Director will report to such individual or individuals as directed by OZM from time to time.

(c) Each Managing Director’s key responsibilities will be determined by OZM from time to time.

(d) The Managing Director’s employment with OZM is an at-will relationship, meaning that either the Managing Director or OZM may terminate this employment relationship at any time, for any reason or no reason, with or without “Cause” (as defined in Section 2(f) below), and with or without advanced notice.

2. Salary; Bonus Compensation.

(a) During the Managing Director’s employment with OZM, the Managing Director shall receive a base salary from OZM at an annualized rate of $             per year, payable on a semi-monthly basis in accordance with OZM’s standard payroll policies (the “Base Salary”).

(b) During the Managing Director’s employment with OZM, the Managing Director shall be entitled to receive bonus compensation (the “Bonus Compensation”) with respect to each fiscal year of such employment that is equal to the sum of the Managing Director’s “Incentive Percentage” (as defined in Section 2(b)(i) below) plus the Managing Director’s “Management Percentage” (as defined in Section 2(b)(ii) below) minus the Base Salary paid to the Managing Director in the applicable year, subject to and in accordance with the conditions provided in Sections 2(c) and (d) below; provided, however, that the Managing Director must be employed by OZM on the last day of the fiscal year to which the Bonus Compensation relates in order to be eligible for such Bonus Compensation. If the Managing Director is not employed by OZM on the last day of the fiscal year, the Managing Director shall have no right to any such Bonus Compensation for the applicable fiscal year.

(i) The term “Incentive Percentage” means an amount equal to             % of the incentive income received by the Och-Ziff Operating Group during the applicable fiscal year, determined in accordance with Sections 2(b)(iii) and (iv).

(ii) The term “Management Percentage” means an amount equal to             % of the net profits from management fees received by the Och-Ziff Operating Group during the applicable fiscal year, determined in accordance with Sections 2(b)(iii) and (iv).

(iii) The Incentive Percentage and Management Percentage are applied, in each case, after deducting (a) 12.5% of the total incentive income and net profits from management fees received by the Och-Ziff Operating Group and (b) all expenses incurred by the Och-Ziff Operating Group. The determination of the total incentive income and net profits from management fees, which are received by, and the expenses incurred by, the Och-Ziff Operating Group, shall be at the sole discretion of OZM.

(iv) OZM may adjust either or both of the Incentive Percentage and/or the Management Percentage annually, in the sole discretion of the Chairman of the Partner Management Committee of OZM (or, if there shall be no Chairman, the remaining members of such committee) (as applicable, the “Chairman”), upon 30 days’ prior written notice to the Managing Director.

(c) Subject to Section 2(b) above, the Managing Director shall be entitled to receive 70% of the Bonus Compensation in the form of a cash bonus, payable on or before March 15 of the year immediately following the fiscal year to which the Bonus Compensation relates.

(d) Subject to Section 2(b) above, 30% of the Bonus Compensation shall vest (the “MD Vesting Amount”) and be payable in cash to the Managing Director as follows: (i) 50% on the first anniversary of the last day of the fiscal year to which the Bonus Compensation relates, and (ii) 50% on the second anniversary of the last day of the fiscal year to which the Bonus Compensation relates, in each case, provided that the Managing Director is employed by OZM on such anniversary date. The MD Vesting Amount payable on any such date shall be increased or decreased by an amount equal to the return of an index that approximates the gross return of OZ Master Fund, Ltd., as calculated by OZM in its sole discretion, until the time of vesting and payment. The MD Vesting Amount under this Section 2(d) shall not be deemed earned until vested in accordance with the foregoing. If the Managing Director is not employed by OZM on the applicable anniversary date, the Managing Director shall have no right to any unvested portion of the MD Vesting Amount provided under this Section 2(d); provided, however, if the Managing Director’s employment has been terminated by OZM without Cause or on account of the Managing Director’s death or the Managing Director becoming Disabled prior to any such anniversary date, such unvested portion of the MD Vesting Amount shall be payable on the date that such MD Vesting Amount would vest in the absence of such termination of employment.

(e) Nothing herein shall mean or be construed to mean that (i) the Managing Director is a partner of any of the Och-Ziff Operating Group entities or has any other right, title, interest or claim with respect to the equity of any of the Och-Ziff Operating Group entities, the Company or their affiliates (collectively, the “Och-Ziff Entities”) or (ii) the Managing Director or any person claiming under or through the Managing Director has any right, title, interest or claim to the proceeds of (1) any sale of all or any portion of any of the Och-Ziff Entities (whether by merger, consolidation, sale of assets or otherwise), (2) any issuance of equity in any of the Och-Ziff Entities, (3) any sale of all or part of the then existing equity of any of the Och-Ziff Entities, or (4) any other monetization or capitalization of the Och-Ziff Entities.

(f) For purposes of this Agreement, “Cause” shall mean that the Managing Director (i) has committed an act of fraud, dishonesty, misrepresentation or breach of trust; (ii) has been convicted of a felony or any offense involving moral turpitude; (iii) has been found by any regulatory body or self-regulatory organization having jurisdiction over any of the Och-Ziff Entities to have, or has entered into a consent decree determining that the Managing Director, violated any applicable regulatory requirement or a rule of a self-regulatory organization; (iv) has, in the capacity as a Managing Director, committed an act constituting gross negligence or willful misconduct; (v) has violated in any material respect any agreement with respect to any of the Och-Ziff Entities; (vi) has become subject to any proceeding seeking to adjudicate the Managing Director as bankrupt or insolvent, or seeking liquidation, reorganization, arrangement, adjustment, protection, relief or composition of the debts of the Managing Director under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for the Managing Director or for any substantial part of the property of the Managing Director, or the Managing Director has taken any action authorizing such proceeding; or (vii) has breached any of the provisions of Section 3 of this Agreement.

(g) For purposes of this Agreement, “Disabled” shall have the meaning set forth in Section 409A(a)(2)(C) of the Internal Revenue Code of 1986, as amended, and the Regulations thereunder.

(h) OZM shall have the right to deduct from any amounts paid to the Managing Director under this Agreement all taxes and other amounts that may be required or authorized to be deducted or withheld by law (including, but not limited to, income tax withholding and social security payments), whether such laws are now in effect or become effective after the date of this Agreement.

3. Non-Competition; Non-Solicitation and Non-Disparagement.

(a) The Managing Director acknowledges and agrees that: (i) the alternative asset management business is intensely competitive, (ii) the Managing Director has developed, and will continue to develop and have access to and knowledge of, confidential information (including, but not limited to, material non-public information of the Och-Ziff Entities and their clients), (iii) the direct and indirect disclosure of any such information to existing or potential competitors of the Och-Ziff Entities would place the Och-Ziff Entities at a competitive disadvantage and would do damage to the Och-Ziff Entities, (iv) the Managing Director has developed goodwill with the Och-Ziff Entities’ clients and counterparties at the substantial expense of the Och-Ziff Entities, (v) the Managing Director may continue to develop client and counterparty goodwill, through investment by and resources of the Och-Ziff Entities, while working for and at the direction of OZM, (vi) the Managing Director engaging in any of the activities prohibited by this Section 3 would constitute improper appropriation and/or use of the Och-Ziff Entities’ confidential information and/or goodwill, (vii) the Managing Director’s association with the Och-Ziff Entities has been critical, and the Managing Director’s association with the Och-Ziff Entities is expected to continue to be critical, to the success of the Och-Ziff Entities, (viii) the services to be rendered, and relationships developed, by the Managing Director to or at the direction of OZM are of a special and unique character, (ix) the Och-Ziff Entities conduct the alternative asset management business throughout the world, (x) the noncompetition and other restrictive covenants and agreements set forth in this Agreement are fair and reasonable, and (xi) in light of the foregoing and of the Managing Director’s education, skills, abilities and financial resources, the Managing Director acknowledges and agrees that the Managing Director will not assert, and it should not be considered, that enforcement of any of the covenants set forth in Section 3 would prevent the Managing Director from earning a living or otherwise are void, voidable or unenforceable or should be voided or held unenforceable.

(b) During the Managing Director’s employment with OZM and for the 12-month period immediately following the termination of the Managing Director’s employment for any reason other than without Cause, the Managing Director shall not, without the prior written consent of OZM, directly or indirectly (i) engage or otherwise participate in any manner or fashion in any business that is a Competing Business (as defined below), (ii) render any services to any Competing Business, or (iii) acquire a financial interest in or become actively involved with any Competing Business (other than as a passive investor holding minimal percentages of the stock of public companies). For purposes of this Agreement, “Competing Business” means any entity, or distinct portion thereof, that engages in the alternative asset management business.

(c) During the Managing Director’s employment with OZM and for the 12-month period immediately following the termination of the Managing Director’s employment for any reason, the Managing Director will not, directly or indirectly, in any manner solicit any of the Och-Ziff Entities’ partners, directors, officers or employees to terminate their relationship or employment with the applicable Och-Ziff Entities, or hire any such person who was employed by any Och-Ziff Entities or was once a partner or director of any Och-Ziff Entities as of the date of the Managing Director’s termination of employment, or whose employment or relationship with any such Och-Ziff Entities terminated after or within two years prior to the date of such Managing Director’s termination of employment. Additionally, the Managing Director may not solicit or encourage to cease to work with any of the Och-Ziff Entities any consultant, agent or senior adviser that the Managing Director knows or should know is under contract with any of the Och-Ziff Entities.

(d) During the Managing Director’s employment with OZM and for the 12-month period immediately following the termination of the Managing Director’s employment for any reason, the Managing Director will not, directly or indirectly, in any manner solicit or induce any of the Och-Ziff Entities’ current, former or prospective investors, financing sources, capital market intermediaries, consultants or other counterparties to terminate (or diminish in any material respect) his, her or its relationship with the Och-Ziff Entities for the purpose of associating with any Competing Business, or otherwise encourage such investors, financing sources, capital market intermediaries, consultants or other counterparties to terminate (or diminish in any respect) his, her or its relationship with the Och-Ziff Entities for any other reason.

(e) During the Managing Director’s employment with OZM and at all times following the termination of the Managing Director’s employment for any reason, the Managing Director will not, directly or indirectly, make, or cause to be made, any statement, observation, or opinion disparaging the business or reputation of any of the Och-Ziff Entities, or any of their respective owners, directors, partners, members, officers, directors, or employees; provided, however, that nothing contained in this Section 3 shall preclude the Managing Director from providing truthful testimony in response to a valid subpoena, court order, regulatory request, or as may be otherwise required by law, or from participating or cooperating in any action, investigation or proceeding with, or providing truthful information to, any governmental agency, legislative body, self-regulatory organization, or any of the Och-Ziff Entities’ legal departments. Notwithstanding the foregoing, the Managing Director may disclose to any and all persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the matters discussed herein, provided, however, that the Managing Director shall not disclose any other information that is not relevant to understanding the tax treatment and tax structure of the matters discussed herein (including the identity of any party and any information that could lead another to determine the identity of any party), or any other information to the extent that such disclosure could reasonably result in a violation of any applicable securities law.

4. Injunctive Relief; Liquidated Damages.

(a) The Managing Director acknowledges and agrees that an attempted or threatened breach by him or her of Section 3 of this Agreement would cause irreparable injury to OZM and the other Och-Ziff Entities not compensable in money damages and OZM shall be entitled, in addition to the remedies set forth in Section 4(b), to obtain a temporary, preliminary and permanent injunction prohibiting any breaches of Section 3 of this Agreement without being required to prove damages or furnish any bond or other security.

(b) Without limiting the right of OZM to obtain injunctive relief for any attempted or threatened breach of Section 3 of this Agreement: (i) in the event the Managing Director actually breaches Section 3(b) of this Agreement, then the Managing Director shall owe, as liquidated damages, to OZM, an amount equal to the cash and any equity-based compensation provided to the Managing Director in the 12-month period prior to the date of the Managing Director’s termination of employment with OZM, and (ii) in the event the Managing Director actually breaches Section 3(c), (d) or (e) of this Agreement, then OZM shall be entitled to any other available remedies including, but not limited, to an award of money. The Managing Director further agrees that it would be impossible to compute the actual damages resulting from a breach of Section 3(b), and that the liquidated damages amount set forth in this Agreement is reasonable in light of the anticipated damage OZM and the other Och-Ziff Entities would suffer from a breach of Section 3(b).

5. Acknowledgment. The Managing Director acknowledges that he or she has been given the opportunity to ask questions of the Och-Ziff Entities and has consulted with counsel concerning this Agreement to the extent the Managing Director deems necessary in order to be fully informed with respect thereto.

6. Miscellaneous.

(a) All decisions relating to the compensation of the Managing Director, including, without limitation, the amount of his or her Incentive Percentage and Management Percentage and the determination of whether the Managing Director shall receive payments related to the revenues generated by a particular line of business of the Och-Ziff Operating Group, shall be determined in the sole discretion of the Chairman, and any such determination shall be final. The Chairman will not reduce the Management Percentage or the Incentive Percentage, as outlined in Section 2 of this Agreement, during the first fiscal year following the Effective Date.

(b) This Agreement shall be governed by and construed in accordance with the laws of the State of New York governing contracts made and to be performed in New York.

(c) This Agreement cannot be amended or modified except by a writing signed by the parties hereto. This Agreement may be executed in one or more counterpart copies, each of which shall be deemed an original, but all of which shall constitute the same instrument.

(d) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

(e) If any provision of this Agreement shall be deemed invalid or unenforceable as written, it shall be construed, to the greatest extent possible, in a manner which shall render it valid and enforceable, and any limitations on the scope or duration of any such provision necessary to make it valid and enforceable shall be deemed to be part thereof, and no invalidity or unenforceability of any provision shall affect any other portion of this Agreement unless the provision deemed to be so invalid or unenforceable is a material element of this Agreement, taken as a whole.

(f) The failure by any party hereto to enforce at any time any provision of this Agreement, or to require at any time performance by any party hereto of any provision hereof, shall in no way be construed as a waiver of such provision, nor in any way affect the validity of this Agreement or any part hereof, or the right of any party hereto thereafter to enforce each and every such provision in accordance with its terms.

(g) Immediately upon the Managing Director’s termination or resignation for any reason, OZM and the other Och-Ziff Entities will have no future obligation (financial or other) to the Managing Director, except as explicitly stipulated in Section 2 of this Agreement.

(h) The Managing Director (or the Managing Director’s beneficiary) shall be solely a general creditor of OZM with respect to any rights derived by the Managing Director from the existence of this Agreement.

(i) If the Managing Director ceases to perform services for or at the direction of OZM for any reason, the Managing Director will not be required to repay any previously paid salary.

(j) If in any year subsequent to the first fiscal year that this Agreement is in effect, (i) the Managing Director is offered a Management Percentage or Incentive Percentage (“Percentages”) less than that outlined in Section 2 of this Agreement or (ii) a revenue stream for an existing business that was previously included in the Managing Director’s compensatory calculation is removed from such calculation, then the Managing Director will have the right to resign within 30 calendar days (“Notification Period”) after the date of notification of the reduction of the Percentages or the removal of the revenue stream, without being subject to Sections 3 and 4 of this Agreement (other than Section 3(e)). The Managing Director must notify OZM in writing if the Managing Director desires to resign. Upon expiration of the Notification Period, the Managing Director will be required to sign a revised agreement, outlining the revised Percentages and/or revised revenue streams.

7. Special Awards. The Managing Director may be awarded compensation in excess of amounts resulting from application of the provisions in Section 2 of this Agreement, at the sole discretion of the Chairman.

8. No Further Compensation. The Managing Director will not be entitled to receive any compensation other than what is specifically outlined in this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Signature of Managing Director	OZ Management LP

	By:	Och-Ziff GP LLC
Print Name:		as general partner
Address:

By:
Name:
Title: